Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT by and between Federal-Mogul Corporation, a Michigan corporation (the “Company”), and José Maria Alapont (the “Executive”), dated as of the 2nd day of February, 2005 (this “Agreement”).

WHEREAS, the Company desires to employ the Executive to serve as President and Chief Executive Officer of the Company, and the Executive desires to be employed by the Company, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and the Executive hereby agrees as follows:

1. Employment Commitment. The Company and the Executive hereby agree to be bound by the terms of this Agreement commencing on (the “Binding Date”) the later of (a) the date this Agreement is approved by the bankruptcy court in the jointly-administered Chapter 11 case currently pending in the District of Delaware and docketed as Case No. 01-10578 (the “Bankruptcy Case”), and (b) the date on which any legal restrictions on the Executive’s commencement of employment hereunder arising from his prior employment have been waived or satisfied, provided, however, that, within the 60-day period following the date this Agreement is approved by the bankruptcy court, the Company may terminate this Agreement without any further obligations to the Executive if the Executive is not able to commence employment with an Affiliate or the Company within such 60-day period. During the period of time between the Binding Date and the Effective Date (the “Interim Period”), the Company and the Executive agree to the following provisions:

(a) The Company and the Executive shall use their reasonable best efforts to obtain an appropriate work visa from the United States of America, with the Company paying all the applicable costs and expenses relating thereto;

(b) The Company will make arrangements with one of its non-debtor affiliates (the “Affiliate”) to employ the Executive and to provide the Executive with all the compensation and benefits (or their equivalents) that the Executive would have received from the Company under Section 4 of this Agreement if the Employment Period commenced on the Binding Date, and to make such additional tax equalization payments to the Executive as are necessary so that the Executive’s after tax income during the Interim Period is the same as if the Employment Period commenced on the Binding Date;

(c) The Executive will perform as many of the duties and responsibilities that he would perform under this Agreement if the Employment Period commenced on the Binding Date as he is authorized and directed to perform by either the Board or the individual acting as the Company’s interim Chief Executive Officer during the Interim Period; and

(d) The Company and the Executive shall have all the rights and obligations that they would have had under Sections 5 through 12 of this Agreement if the Employment Period commenced on the Binding Date

2. Adjustment of Effective Date. Notwithstanding any other provision of this Agreement, on and after the occurrence of the Effective Date, the Effective Date shall be deemed to be the same date as the Binding Date for purposes of interpreting and applying all of the provisions of Sections 3 through 12 of this Agreement.

3. Employment Period. The Company hereby agrees to employ the Executive and the Executive hereby agrees to provide his services to the Company, upon the terms and subject to the conditions set forth in this Agreement. The term of employment of the Executive by the Company pursuant to this Agreement (the “Employment Period”) shall commence on (the “Effective Date”) the date the Executive has obtained an appropriate work visa from the United States of America making it permissible for the Executive to be employed by the Company and shall end on the last day of the five year period commencing on the Effective Date, unless earlier terminated pursuant to Section 5 hereof. The expiration of the Employment Period at the end of the five-year period, whether or not renewed, shall not be deemed a termination of employment hereunder; provided, however, that retirement and other benefits of the Executive that have become vested shall continue in accordance with their terms.

4. Terms of Employment.

(a) Position and Duties. During the Employment Period, the Company shall employ Executive as its President and Chief Executive Officer. The Executive shall report to the Board of Directors of the Company (the “Board”). During the Employment Period, the Executive agrees to perform faithfully and loyally and to the best of the Executive’s abilities the duties assigned to the Executive hereunder and shall devote the Executive’s full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use the Executive’s reasonable best efforts to promote the interests of the Company and its subsidiaries; provided, however, the Executive may, with the prior approval of the Board, serve on up to two external corporate boards of directors.

(b) Responsibilities. The Executive shall have the responsibility for the management, operation and overall conduct of the business of the Company, subject to the supervision and direction of the Board. The Executive shall also perform such other duties (not inconsistent with the positions described in Section 4(a) above) on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the Board.

(c) Compensation. (i) Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary (“Annual Base Salary”) at the rate of $1,500,000 per annum, payable in accordance with the Company’s executive payroll policy, or such higher amount as may be determined appropriate by the Compensation Committee and the Board.

(ii) Bonus. The Executive’s target bonus (“Target Bonus”) shall be $1,500,000 per annum. The actual bonus shall be determined by comparing the annual budget determined by the Board of Directors in consultation with the Executive with the actual results of operations. In the event that the actual results are less than 85% of budget in the following category: [to be determined by the Board of Directors], then no bonus is payable; in the event that actual results in such category equal or exceed 85% but are not in excess of 100%, the bonus shall be equal to the percentage attained multiplied by the Target Bonus. In the event the results exceed 100%, then an accelerator will be applied up to a maximum of 150% of the Target Bonus. The formula for determining the Executive’s bonus may be amended by agreement of the Executive and the Compensation Committee of the Board. The Executive shall be eligible to participate in such bonus programs as may be determined by the Board for all other senior level management but which take into account his position as President and Chief Executive Officer.

(iii) Stock Options. It is contemplated that the proponents of the Third Amended Joint Plan of Reorganization (the “Plan”) (collectively, the “Plan Proponents”), with the consent of High River Limited Partnership (“High River”), shall amend the Plan to provide that the reorganized Company will grant the Executive non-qualified stock options to purchase the number of shares of Class A common stock of the Company which is intended to be equivalent to 4% of the number of shares of Class A and Class B common stock of the reorganized Company under the Plan based on the latest valuation of the reorganized Company that has been filed with the bankruptcy court (as of the date of this Agreement) at an option price equal to the value per share established by the bankruptcy court in conjunction with confirmation of the amended Plan and having an option term of not longer than 7 years (the “Options”). In addition, if there is a material reduction in the court-determined value of the equity of the reorganized Company under any amendment to the Plan (or any alternative plan of reorganization) that is confirmed, then it is contemplated by the Plan Proponents and High River (or such of the Plan Proponents, if any, as are then proponents of any alternative plan of reorganization and High River) that the Executive would receive stock options in an amount that would be the economic equivalent of the Options. Under the contemplated Plan amendment, Options would be granted to the Executive (such grants to be effective as soon as practicable after the effective date (the “Reorganization Date”) of the confirmed amended Plan). The Options would vest ratably over the life of this Agreement, so that one fifth of the Options would vest on the first anniversary of the Effective Date and one fifth on each subsequent anniversary of the Effective Date. In the event that Executive’s employment is terminated during the five-year period commencing on the Effective Date for death or disability pursuant to Section 5(a), by the Company without Cause pursuant to Section 5(c) or by the Executive for Good Reason pursuant to Section 5(d), all unvested Options would vest on such termination date. In the event of termination during the five-year period commencing on the Effective Date for any other reason, including Executive’s determining to leave the Company without Good Reason, then all unvested Options would expire unvested. Should Executive leave the employ of the Company for any reason, all vested Options would thereafter be exercisable no later than 90 days after the termination of such employment.

It is contemplated that this amendment to the Plan would also provide that, notwithstanding the foregoing, upon the expiration of this Agreement, or the earlier termination of Executive’s employment hereunder, other than by the Company for Cause or by the Executive without Good Reason, Executive may exchange up to 50% of his then outstanding Options for a number of shares of Class A common stock equal to (x) one-half of one percent of the aggregate number of shares of Class A and Class B common stock outstanding at the Reorganization Date multiplied by (y) the number of full months elapsed from the Effective Date to the date of such expiration or termination, as the case may be, divided by sixty. In order to do so, the Executive shall surrender to the Company four Options for each share of Class A common stock which he wants to so acquire pursuant to the preceding sentence.

At any time after Executive has become vested in at least two million Options (or 50% of such other number of Options as determined in accordance with Section 4(c)(iii)), Executive may exchange two million vested Options for a number of shares of Class A common stock equal to (x) one-half of one percent of the aggregate number of shares of Class A and Class B common stock outstanding at the Reorganization Date multiplied by (y) the number of full months elapsed from the Effective Date to the date of such exchange divided by sixty.

It is understood by the parties to this Agreement that the Executive has no present rights under this Agreement or otherwise (whether as against the Company, the reorganized Company, any Plan Proponent or High River) to any form of options (including but not limited to the Options) and that any entitlement shall arise solely on the effective date of any confirmed plan of reorganization. Accordingly, any obligations relating to any form of options (including but not limited to the Options) shall only be obligations of the reorganized Company pursuant to a confirmed plan of reorganization, and do not constitute obligations of the Company under or pursuant to this Agreement.

(iv) Other Benefits. During the Employment Period, the Executive shall be entitled to all other employment benefits including, but not limited to, vacations, participation in incentive, savings and retirement plans, welfare plans, reimbursement of all reasonable expenses incurred by him, office and support staff, and other fringe benefits, in accordance with the policies, practices and procedures of the Company in effect for other peer executives of the Company, in each case, taking into account the fact that Executive is the President and Chief Executive Officer of the Company; provided, however, that the Executive’s annual allowance shall be up to 6% of his Annual Base Salary, net of taxes. Executive shall receive four years of service credit (to a maximum of 20 years of service credit) toward his retirement benefits under the Company’s key executive non-qualified defined benefit plan (the “KEY Plan”) for each year he is employed under this Agreement; provided, however, that in the event that Executive’s employment is terminated during the five-year period commencing on the Effective Date by the Company for Cause or if Executive terminates his employment without Good Reason, then Executive shall receive service credit under the KEY Plan only for the number of actual years he is employed by Company and if Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason, or by reason of the Executive’s death or Disability, then he shall be deemed to have earned 20 years of service credits and to be fully vested under the KEY Plan. The benefit formula of the KEY Plan is intended to provide the Executive with a total pension benefit (inclusive of benefits under other Company plans and from predecessor employers) at age 62, assuming 20 years of credited service, equal to 50% of his average annual compensation (i.e. base salary and bonus) during the three consecutive years in which he has earned the highest compensation in his last five years of service with the Company, or his total period of employment with the Company, if shorter. The Company is separately delivering to Executive a statement of the retirement benefits which it is intended that he will receive under the KEY Plan if he earns 20 years of service credits. In all events, retirement benefits which he receives from other defined benefit plans will be deducted from the retirement benefits which he receives under the KEY Plan. As soon as practicable after the Effective Date, the Executive shall provide to the Company a schedule of all retirement benefits Executive is entitled to receive under the qualified and non-qualified defined benefit pension plans or retirement agreements of predecessor employers.

(d) Location, Residence and Travel. The Executive shall perform the services required under this Agreement in the Detroit, Michigan metropolitan area, subject to travel requirements consistent with his position, unless otherwise approved by the Board. The Executive agrees to establish his place of residence within 30 days after obtaining his work visa in the Detroit, Michigan metropolitan area and shall maintain such residency throughout the Employment Period. The Company will reimburse the Executive’s relocation costs in accordance with the Company’s established relocation policy.

(e) Lost Bonus. Executive represents and warrants to Company that he is entitled to a bonus from his current employer for the year ended December 31, 2004, in the amount of $1,500,000 and that such bonus would, but for this Agreement, be paid no later than March 31, 2005. Based upon such representation, Company agrees to pay to Executive no later than March 31, 2005, the sum of $1,500,000 less any amount Executive receives from his current employer in excess of his normal salary from and after December 31, 2004 (the “Lost Bonus”); provided, however, that if Executive terminates his employment hereunder without Good Reason prior to the first anniversary of the Effective Date, the Executive shall promptly repay to the Company all of the Lost Bonus received by him from the Company hereunder.

5. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of termination of the Executive’s employment, in which event, the Executive’s employment with the Company shall terminate effective on the 10th day after receipt of such notice by the Executive (the “Disability Effective Date”). For purposes of this Agreement; “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 90 consecutive days as a result of incapacity due to mental or physical illness, or such longer period of time that is determined to be permissible by the Board.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s conviction of, plea of guilty to, or plea of nolo contendere to any felony,

(ii) Executive’s conviction of, plea of guilty to, or plea of nolo contendere to any misdemeanor or other crime involving fraud, dishonesty or moral turpitude,

(iii) Executive’s intentional violation of the Company’s integrity policy,

(iv) Executive’s breach of this Agreement, or (v) Executive’s intentional neglect of a request by a majority of the Board, which results in material corporate damage.

If Executive agrees to resign from his employment with the Company in lieu of being terminated for Cause, he may be deemed to have been terminated for Cause for purposes of this Agreement.

Prior to any such termination under clauses 4 or 5 above, the Board of Directors must make a written demand on Executive (“Cause Notice”) stating that the Board believes that Executive’s performance fails to meet the requirements of this Agreement and specifics thereof. The Executive shall have 10 days after the Cause Notice is given to cure such failure. If the Executive so effects a cure, the Cause Notice shall be deemed rescinded and of no force or effect.

(c) No Cause. Subject to the obligations of the Company set forth in Section 6(a), the Company may in its sole and absolute discretion, at any time, without Cause, terminate the employment of the Executive by sending notice thereof to the Executive.

(d) Good Reason. The Executive may terminate his employment for Good Reason if (1) the Executive has given the Company a Notice of Termination for Good Reason (as defined below) in accordance with Section 12(b) of this Agreement and (2) the Company has not cured such failures within 10 days of receipt of the Notice of Termination for Good Reason. If the Company so effects a cure to the satisfaction of the Executive, who shall make such determination on a reasonable basis, the Notice of Termination for Good Reason shall be deemed rescinded and of no force or effect. For purposes of this Agreement, a “Notice of Termination for Good Reason” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. The failure by the Executive to set forth in the Notice of Termination for Good Reason any fact or circumstance which contributes to a showing of Good Reason or any other fact or circumstance shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder. For purposes of this Agreement, “Good Reason” shall mean:

(i) any failure by the Company (x) to comply with any of the provisions of Section 4(c) of this Agreement or (y) the failure of the reorganized Company to grant the Options described in Section 4(c)(iii) of this Agreement, unless the Company provides the Executive with equivalent benefits; or,

(ii) a material alteration or change to Executive’s duties that results in a diminution of the Executive’s position as President and Chief Executive Officer.

Notwithstanding the foregoing, an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company within 10 days after receipt of notice thereof given by the Executive shall not constitute Good Reason.

(e) Notice of Termination. Any termination by the Company with or without Cause shall be communicated by Notice of Termination to the Executive given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or any other fact or circumstance shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder or in defending any claim by any person.

(f) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company with or without Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, and (ii) if the Executive’s employment is terminated by reason of death or Disability, or if the Executive leaves the employ of the Company without Good Reason, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, or the date on which Executive leaves the employ of the Company, as the case may be.

(g) The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose, finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in Section 5(b) above.

6. Obligations of the Company on Termination.

(a) Termination by Executive for Good Reason or by the Company Without Cause. If, during the Employment Period, the Company terminates the Executive’s employment without Cause, or if the Executive terminates his employment for Good Reason, as compensation for services rendered to the Company and in consideration of the covenants set forth in Sections 7 and 9 hereof, the Company shall pay to the Executive the aggregate of the following amounts:

(i) in a lump sum in cash (1) within 30 days after the Date of Termination, the sum of the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, and any accrued and banked vacation pay, and (2) six months after the Date of Termination, any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) (the sum of the amounts described in clauses (1), and (2) shall be hereinafter referred to as the “Accrued Obligations”);

(ii) in a lump sum in cash within 30 days after the Date of Termination, an amount equal to twice the sum of the Annual Base Salary and the Target Bonus; and

(iii) in a lump sum in cash within 30 days after the Date of Termination, or as otherwise provided under the applicable plan, program, policy or practice or contract or agreement, the Company shall timely pay or provide to the Executive any other amounts or benefits, including retirement benefits, required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Executive, Executive’s estate and/or beneficiaries, whichever is applicable, shall be entitled to receive, (x) all the benefits due under the KEY Plan set forth in Section 4(c)(iv) above, and (y) all other benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death or disability (whichever is applicable) benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death or Disability with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.

(c) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause during the Employment Period or if the Executive voluntarily terminates his employment during the Employment Period other than for Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) the Accrued Obligations and (ii) the Other Benefits.

(d) Exclusivity. Payments made and benefits provided to the Executive pursuant to this Section 6 shall be in lieu of any amount of severance payment or any other payment or obligation that would otherwise be paid and any severance benefits or other benefits or amounts that would otherwise be provided to the Executive upon termination of employment under any other employment or severance agreement, plan, policy or arrangement of the Company or its affiliates or otherwise. The Company’s obligations of payment pursuant to Section 6(a) through 6(c) above are conditioned upon the receipt by the Company of, and the Company shall have no obligation to make such payments until it has received, a full and complete release of the Company, its affiliates and their respective members, officers, directors, managers and equity holders from all matters, facts and things from the beginning of time until the date of such release, all in a form satisfactory to the Company, other than those rights of the Executive expressly set forth to survive such termination or set forth in Section 6 and his rights in respect of the Options as expressly set forth herein.

(e) Notwithstanding Section 6(d) above, the Executive shall be entitled to receive any amounts due, if applicable, under the Change in Control Employment Agreement being executed simultaneously herewith by the Executive and the Company; provided, however, any payments and benefits provided to the Executive under this Agreement shall be offset, applied to and credited against any payments and benefits due under such Change in Control Employment Agreement.

(f) In the event that the Employment Period shall expire in accordance with the terms hereof, Executive shall be entitled to payment of Accrued Obligations and any applicable Other Benefits

7. Non-Competition; Non-Solicitation.

(a) The Executive acknowledges that in the course of his employment with the Company he will become familiar with trade secrets and customer lists of, and other confidential information concerning, the Company and its subsidiaries, affiliates and clients and that his services have been and will be of special, unique and extraordinary value to the Company.

(b) The Executive agrees that, for so long as he is employed by the Company and for a period of two years after the Date of Termination of his employment with the Company (the “Noncompetition Period”) he shall not, without the express consent of the Board, in any manner, directly or indirectly, through any person, firm, corporation or enterprise, alone or as a member of a partnership or as an officer, director, stockholder, investor or the employee of or advisor or consultant to any person, firm, corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business in direct competition with the Company or any of its subsidiaries or affiliates as of the Date of Termination in any geographic area in which the Company or any of its subsidiaries or affiliates is then conducting such business.

(c) Nothing in this Section 7 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company, or (ii) a passive owner of not more than two percent of the outstanding publicly-traded common stock of any corporation so long as the Executive has no active participation in the business of such corporation.

(d) If, at any time of enforcement of this Section 7, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(e) The Executive acknowledges that the Company would be damaged irreparably in the event that any provision of this Section 7 or Section 9 hereof were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Executive agrees that the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees that the Executive will submit to the personal jurisdiction of the courts of the State of Michigan in any action by the Company to obtain injunctive or other relief contemplated by this Section 7.

8. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

9. Confidential Information.

(a) The Executive shall hold in confidence, for use only for the benefit of the Company, all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, its officers, directors, agents and stockholders, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its subsidiaries and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the Employment Period and after termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b) All processes, technologies, investments, contemplated investments, business opportunities, valuation models and methodologies, and inventions (collectively, “Inventions”), including without limitation new contributions, improvements, ideas, business plans, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Executive, alone or with others, during the Employment Period, whether or not patentable and whether or not on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Executive to the Company. Executive shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by the Company) to vest title to any such Invention in the Company and to enable the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

10. Representations and Warranties.

(a) The Executive represents and warrants to the Company that: (x) the execution, delivery and performance of this Agreement by the Executive, (y) the activities and duties conducted by the Executive in connection with his employment hereunder, and (z) any other action or activity of the Executive whether hereunder, on behalf of Employer or its affiliates or otherwise, in the case of (x), (y) and (z), whether occurring prior to, on or after the date of this Agreement, have not and will not result in or constitute a breach of or conflict with, any term, covenant or provision of any commitment, contract or other agreement or instrument, including, without limitation, any other employment agreement, to which the Executive is or has been a party, or result in or constitute a breach or violation of any fiduciary or other duty or obligation applicable to the Executive including, without limitation any duties owed by the Executive to the his present or former employers and/or its stockholders or affiliated entities, or result in any liability, duty or obligation of the Company or its affiliates with respect to, arising out of, relating to or based on any of the matters referred to above.

(b) The Company represents and warrants to the Executive that: (x) the execution, delivery and performance of this Agreement by the Company, (y) the activities and duties conducted by the Company in connection with this Agreement, and (z) any other action or activity of the Company whether hereunder, on behalf of Executive or otherwise, in the case of (x), (y) and (z), whether occurring prior to, on or after the date of this Agreement, have not and will not result in or constitute a breach of or conflict with, any term, covenant or provision of any commitment, contract or other agreement or instrument, including, without limitation, any other employment agreement, to which the Company is or has been a party, or result in or constitute a breach or violation of any fiduciary or other duty or obligation applicable to the Company including, without limitation, any duties owed by the Company to its stockholders or affiliated entities, or result in any liability, duty or obligation of the Executive with respect to, arising out of, relating to or based on any of the matters referred to above.

11. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

12. Miscellaneous.

(a) This Agreement constitutes the whole agreement between the parties and any oral or other agreement not incorporated herein is void and of no force and effect. The Executive has had an opportunity to have counsel of his choice review this Agreement and has read this Agreement and understands its terms. The Executive has not relied upon the advice of the Company or counsel to the Company as to laws that may apply to this Agreement or the financial implications to the Executive. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by nationally recognized overnight courier, addressed as follows:

If to the Executive:	____________________
____________________

If to the Company:	Attention: General Counsel
Federal-Mogul Corporation
26555 Northwestern Highway
Southfield, MI 48034

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Any such waiver shall be effective only in writing signed by the party to be bound.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

FEDERAL-MOGUL CORPORATION

By:	/s/ Robert S. Miller
Name:	Robert S. Miller
Title:	CEO

EXECUTIVE

/s/ José Maria Alapont

High River (and affiliates) and each of the following non-debtor Plan Proponents acknowledge and agree to the provisions of this Agreement.

OFFICIAL COMMITTEE OF UNSECURED CREDITORS

By:	/S/ NEIL SUBIN

OFFICIAL COMMITTEE OF ASBESTOS CLAIMANTS

By:	/S/ JOSEPH F. RICE

ERIC D. GREEN, AS THE FUTURE CLAIMANTS REPRESENTATIVE

By:	/S/ ERIC D. GREEN

OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS

By:	/S/ ROBERT V. SHANNON

HIGH RIVER LIMITED PARTNERSHIP

By:	/S/ EDWARD E. MATTNER

JPMorgan Chase Bank, N.A., in its capacity as a Plan Proponent, hereby consents to the amendment of the Plan to incorporate Section 4(c)(iii) of this Agreement

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

By:	/S/ ANN KURINSKAS